Exhibit 99.1

Ensysce Biosciences Announces Completion of $1.7 Million Convertible Note Financing

~ Additional Funding from Investors Validates Company’s Mission ~

SAN DIEGO, CA, November 28, 2023 — Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC), a clinical-stage company applying transformative chemistry to improve prescription drug safety, announced today that it has completed its previously announced private placement under a securities purchase agreement (the “SPA”) with investors (“Investors”) for senior secured convertible notes (the “Notes”) and warrants exercisable for Ensysce common stock (the “Warrants”) for an aggregate investment of $1.7 million. The second funding by the Investors of $1,333,333.33, prior to fees and offering expenses, was dated as of November 28, 2023, with funds received in full on November 29, 2023.

Dr. Lynn Kirkpatrick, CEO of Ensysce commented, “The completion of this financing is another validation of our highly unique TAAP and MPAR® technologies. The funding will support the completion of a time of onset study and regulatory milestones for PF614, our lead product. We are very pleased that we were able to secure this additional funding that will complement the Federal Government Grant awards we receive that are progressing our MPAR and Opioid Use Disorder program. The funds from this second closing will continue our clinical progress with PF614 and support our mission to deliver superior pain relief options while also providing abuse and overdose protection for opioid products.”

As previously reported, the Notes, with total gross proceeds of $1.7 million before fees and expenses, are convertible into shares of Ensysce common stock (“Common Stock”) at a conversion price of $1.5675, the base price set at the time of execution of the SPA. The Notes have a maturity date of 6 months from the applicable closing date, will be issued with an original discount of 8% and will bear interest from date of issuance at 6% per annum. Monthly principal payments and interest in cash, or at the election of the purchaser in whole or in part which may occur at any time, in common stock will begin approximately 90 days after each respective closing. The Warrants issued at the initial closing provided for the right to purchase up to 1,255,697 shares of common stock at an exercise price of $1.5675, the same as the conversion price, and are exercisable for five years following the date of issuance. The Warrants issued at the second closing provided for the right to purchase up to 2,511,394 shares of common stock at the same exercise price, exercisable for five years following the date of issuance. An initial $566,667 of funding was secured upon the initial closing and $1,133,333 of additional funding was secured at the second closing.

The conversion price for the Notes of $1.5675 and the exercise price for the Warrants of $1.5675 meet a minimum price requirement established by The Nasdaq Stock Market in connection with a potential issuance of 20% or more of the common stock of a public company or 20% or more of the voting power outstanding before the potential issuance. If the Company is not able to pay the principal and interest on the Notes when due and the Company needs to issue more shares of Common Stock or on terms different than those provided by the transaction documents, the Company might, in certain circumstances, be required to obtain stockholder approval before doing so.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Ensysce Biosciences

Ensysce Biosciences is a clinical-stage company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin-Activated Abuse Protection (TAAP) and Multi-Pill Abuse Resistance (MPAR®) platforms, the Company is developing unique, tamper-proof treatment options for pain that minimize the risk of both drug abuse and overdose. Ensysce’s products are anticipated to provide safer options to treat patients suffering from severe pain and assist in preventing deaths caused by medication abuse. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Forward-Looking Statements

Statements contained in this press release that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” “possible,” “believe” and other similar expressions are intended to identify forward-looking statements. The product candidates discussed are in clinic and not approved and there can be no assurance that the clinical programs will be successful in demonstrating safety and/or efficacy, that Ensysce will not encounter problems or delays in clinical development, or that any product candidate will ever receive regulatory approval or be successfully commercialized. All forward-looking statements are based on estimates and assumptions by Ensysce’s management that, although Ensysce believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Ensysce expected. In addition, Ensysce’s business is subject to additional risks and uncertainties, including among others, the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Ensysce’s product candidates; the availability or commercial potential of product candidates; the ability of Ensysce to fund its continued operations, including its planned clinical trials; the dilutive effect of stock issuances from our fundraising; and Ensysce’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Ensysce’s most recent quarterly report on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it was made. Ensysce undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.

Ensysce Biosciences Company Contact:

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:

Shannon Devine

MZ North America

Main: 203-741-8811

ENSC@mzgroup.us

Source: Ensysce Biosciences Inc.